Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 33-64179 and 333-49647

PRICING SUPPLEMENT NO. 44, dated June 17, 1998
(To Prospectus and dated April 27, 1998 and Prospectus Supplement, dated April 30, 1998)
(CUSIP No. 17120Q G39)
                                  $3,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series R
                                  Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:      $4,400,000

Issue Price:           The price of the Notes will vary depending upon
                       prevailing market prices at the time of resale.

Original Issue Date:   June 29, 1998

Stated Maturity:       June 29, 2001

Interest Rate:         5.85%

Interest Payment Dates:  January 15 and July 15

Specified Currency:    U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .625%
Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [X] Merrill Lynch & Co.  [ ] Salomon Smith Barney
          [ ] J.P. Morgan & Co.    [ ] Other:

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